Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

BRERA HOLDINGS PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Class B Ordinary Shares, nominal value $0.005 per share (3)	Other (2)	2,000,000	$2.65	$5,300,000	0.00011020	$584.06
	Total Offering Amounts					$5,300,000		$584.06
	Total Fee Offsets							$0.00
	Net Fee Due							$584.06

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), the registration statement to which this exhibit is attached covers any additional shares of the registrant’s Class B Ordinary Shares, nominal value $0.005 per share (“Class B Ordinary Shares”) that become issuable under the Brera Holdings Limited 2022 Equity Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the outstanding Class B Ordinary Shares.

(2)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the registrant’s Class B Ordinary Shares as reported on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC on February 1, 2023.

(3)	Represents Class B Ordinary Shares reserved for issuance pursuant to future awards under the Plan.